CONTACT: Jerry Sleve

Vice President - Administration

Phone: (607) 936-3758 ext. 223

Fax: (607) 936-2844

Date: June 1, 2017

FOR IMMEDIATE RELEASE

Corning Natural Gas Holding Corporation Declares Special 20% Common Stock Dividend and Cash Common and Preferred Stock Dividends and Announces Adjustment to Conversion Price of Series B Convertible Preferred Stock

Corning, New York, June 1, 2017 – Corning Natural Gas Holding Corporation today confirmed that its Board of Directors has declared a special 20% stock dividend payable to holders of record on May 30, 2017. The stock dividend will be distributed on June 15, 2017.

This dividend declaration will result in an adjustment to the conversion price of Corning Natural Gas Holding Corporation’s outstanding Series B Convertible Preferred Stock effective on May 30, 2017. The conversion rate will adjust from one share of the Company’s common stock for each share of Series B Preferred Stock converted to 1.2 shares of its common stock for each share of Series B Preferred Stock converted, effective as of May 30, 2017, the record date for the 20% common stock dividend.

In addition, the Corporation confirmed its Board of Directors’ declaration of dividends on Corning Natural Gas Holding Corporation’s outstanding preferred stock as follows:

•$0.375 per shares on its 6.0% Series A Cumulative Preferred Stock, payable on or about July 14, 2017, to holders of record on June 30, 2017; and

•$0.249 per share on its Series B Convertible Preferred Stock, payable on or about July 14, 2017, to holders of record on June 30, 2017.

Finally, the Corporation announced that a special committee of its Board of Directors confirmed the Board’s declaration of dividends of $0.135 per share on Corning Natural Gas Holding Corporation’s common stock, payable on or about July 14, 2017, to holders of record of its common stock on June 30, 2017. This dividend amount takes into account the 20%stock dividend paid to holders on June 15, 2017.

Corning Natural Gas Holding Corporation

Corning Natural Gas Holding Corporation, incorporated in 2013, is a publicly traded company and the parent company of Corning Natural Gas Corporation and Pike County Light & Power Company. Corning Natural Gas Corporation (a New York State regulated gas utility company established in 1904), Pike County Light & Power Company (a Pennsylvania regulated gas and electric utility company acquired in August 2016), and Corning Natural Gas Appliance Corporation are 100% owned subsidiary companies of the Holding Corporation. Leatherstocking Gas Company and Leatherstocking Pipeline Company are also 50% owned subsidiaries of the Holding Corporation. Corning Natural Gas provides natural gas service to approximately 15,000 residential, commercial and industrial customers in the Southern Tier and Central regions of New York State. Pike provides electric service to approximately 4,600 customers and natural gas service to approximately 1,200 customers in Pike County, Pennsylvania. Leatherstocking Gas Company provides natural gas utility service in Susquehanna and Bradford Counties in Pennsylvania. Learn more at www.corninggas.com

* * * * *